EXHIBIT 3.3
ARTICLES OF INCORPORATION
OF
CARDSYNC PROCESSING INCORPORATED
     ONE: The name of this corporation is CARDSYNC PROCESSING INCORPORATED.
     TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.
     THREE: The name and address in this state of the corporation’s initial agent for service of process is:
Michael Cain
6612 Rexford Way
Bakersfield, CA 93309
     FOUR: This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one million (1,000,000).
     FIVE: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     SIX: The corporation is authorized to provide indemnification of agents as that term is defined in Section 317 of the California Corporations Code. However, such indemnification may be in excess of that expressly permitted by said Section 317 and may include indemnity for breach of duty to the corporation and its shareholders, whether under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent such indemnification may be authorized hereby pursuant to paragraph (11) of subdivision (a) of section 204 of the Corporations Code.

/s/ Michael Cain
MICHAEL CAIN
SOLE INCORPORATOR

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.
Executed on September 21, 1999, at Los Angeles, California.

/s/ Michael Cain
MICHAEL CAIN

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
     The undersigned certify that:
     1. They are the president and secretary, respectively, of CARDSYNC PROCESSING INCORPORATED, a California corporation.
     2. Article One of the Articles of Incorporation of this corporation is amended to read as follows:
         The name of this corporation is CARDSYNC PROCESSING INCORPORATED, INC.
     3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.
     4. The corporation has issued no shares.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
     DATE: November 20, 2000

/s/ Robert Onesian
Robert Onesian, President

/s/ Robert Onesian
Robert Onesian, Secretary